 Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

January 17, 2024

JPMorgan Chase & Co.
383 Madison Avenue
New York, New York 10179

JPMorgan Chase Financial Company LLC
383 Madison Avenue, Floor 5
New York, New York, 10179

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Financial Company LLC, a Delaware limited liability company (the “Company”), and JPMorgan Chase & Co., a Delaware corporation (the “Guarantor”), in connection with the Company’s offer (the “Exchange Offer”) to exchange the Company’s Alerian MLP Index ETNs due January 28, 2044 (the “New Notes”), which will be fully and unconditionally guaranteed (the “Guarantees,” and together with the New Notes, the “New Securities”) by the Guarantor, to be issued pursuant to the Indenture dated as of February 19, 2016 among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (the “Indenture”), for any and all of the Guarantor’s outstanding Alerian MLP Index ETNs due May 24, 2024 (the “Old Notes”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company or the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company or the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when (i) the New Securities have been duly issued in accordance with the Indenture, (ii) the Trustee and/or a duly appointed paying agent has made, in accordance with the instructions of the Company, the appropriate entries or notations in its records relating to the master global note that represents the New Notes and (iii) the New Securities have been delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance,

JPMorgan Chase & Co. JPMorgan Chase Financial Company LLC

fraudulent transfer or similar provision of applicable law by limiting the amount of the Guarantor’s obligation or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of the New Notes and Guarantee” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP